EXHIBIT 10.1

CREDIT AGREEMENT

THIS AGREEMENT is entered into as of February 20, 2004 by and between SUMMA INDUSTRIES, a Delaware corporation (“Summa”), KVP FALCON PLASTIC BELTING, INC., a California corporation, PLASTRON INDUSTRIES, INC., a Delaware corporation, LEXALITE INTERNATIONAL CORPORATION, a Delaware corporation, CALNETICS CORPORATION, a California corporation, KVP HOLDINGS, INC., a Delaware corporation, PLASTIC SPECIALTIES, INC., a Mississippi corporation, FULLERTON HOLDINGS, INC., a California corporation, AQUARIUS BRANDS, INC., a California corporation, NY-GLASS PLASTICS, INC., a California corporation, and CENTRAL VALLEY MANUFACTURING, INC., a California corporation (Summa and the foregoing companies may be referred to collectively as “Borrowers” and individually as a “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrowers have requested that Bank extend or continue credit to Borrowers as described below, and Bank has agreed to provide such credit to Borrowers on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrowers hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1.                               LINE OF CREDIT.

(a)              Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrowers from time to time up to and including February 1, 2007, not to exceed at any time the aggregate principal amount of Twenty-five Million Dollars ($25,000,000.00) or such limitation as may be imposed by the Borrowing Base set forth below (“Line of Credit”).  The proceeds of the Line of Credit shall be used to refinance Borrowers’ debt with Comerica Bank and thereafter for Borrowers’ working capital and general corporate needs. Borrowers’ obligation to repay advances under the Line of Credit shall be evidenced by a promissory note executed by Borrowers, dated as of February 20, 2004 (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)             Limitation on Borrowings. If the average daily principal balance of the Line of Credit, including without limitation outstanding advances and outstanding Letters of Credit (as defined below) for any month hereafter, commencing with the month ending February 29, 2004, exceeds Fifteen Million Dollars ($15,000,000.00), then (1) not later than twenty (20) days after and as of the end of such month Borrowers shall provide Bank with the certifications, agings and collateral reports set forth in Section 4.3(e) below, and (2) thereafter outstanding borrowings under the Line of Credit, including without limitation outstanding advances and outstanding Letters of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed the Borrowing Base (as defined below); provided, however, that if the Borrowing Base is established in accordance with the foregoing and at a subsequent month-end the average daily balance of the Line of Credit, including without limitation outstanding advances and outstanding Letters of Credit for any month thereafter, is less than or equal to Fifteen Million Dollars ($15,000,000.00), then such Borrowing Base requirement shall be canceled, subject to its reinstatement in accordance with the foregoing if the average daily balance of the Line of Credit for any  month subsequently exceeds Fifteen Million Dollars ($15,000,000.00) .

As used herein, “Borrowing Base” means an aggregate of eighty percent (80%) of Borrowers’ eligible accounts receivable, plus fifty-five percent (55%) of the value of Borrowers’ eligible inventory (exclusive of work in process, inventory which is obsolete, unsaleable or damaged, any inventory located outside of the United States, or any inventory in which Bank does not have a perfected security interest of first priority), with value defined as the lower of cost or market.  The Borrowing Base, when required in accordance with the foregoing, shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require.

Borrowers acknowledge that the foregoing advance rates used in the Borrowing Base were established by Bank with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the three (3) months preceding any such Borrowing Base determination shall be less than five percent (5%) of Borrowers’ gross sales for said period.  If such dilution of Borrowers’ accounts for the three (3) months preceding any such Borrowing Base determination exceeds five percent (5%) of Borrowers’ gross sales for said period, or if there at any time exists any other matters, events, conditions or contingencies which Bank reasonably believes may affect payment of any portion of Borrowers’ accounts, Bank, in its sole discretion, may reduce the foregoing advance rate against eligible accounts receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Borrowers’ eligible accounts receivable.

As used herein, “eligible accounts receivable” shall consist solely of trade accounts created in the ordinary course of a Borrower’s business, upon which such Borrower’s right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include:

(i)                                 any account which is more than ninety (90) days past due;

(ii)                              that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

(iii)                           any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof (except accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, have been complied with to Bank’s satisfaction);

(iv)                          any account which represents an obligation of an account debtor located in a foreign country, except for (1) an account from an account debtor located in a Canadian province or territory, so long as, in Bank’s determination, such Canadian jurisdiction recognizes Bank’s first priority security interest in and right to collect such account as a consequence of any security agreements and UCC filings in favor of Bank, and (2) other foreign accounts owing from account debtors listed on Schedule 1.1(b)

attached hereto, so long as (I) the amount owing from any one such listed account debtor does not exceed five percent (5%) of the total accounts receivable of Borrowers, and (II) the amount owing from all of the listed account debtors does not exceed the lesser of $2,000,000.00 or ten percent (10%) of the total accounts receivable of Borrowers;

(v)                             any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of any Borrower;

(vi)                          that portion of any account, which represents interim or progress billings or retention rights on the part of the account debtor;

(vii)                       any account which represents an obligation of any account debtor when twenty percent (20%) or more of Borrowers’ accounts from such account debtor are not eligible pursuant to (i) above;

(viii)                    that portion of any account from an account debtor which represents the amount by which Borrowers’ total accounts from said account debtor exceeds twenty-five percent (25%) of Companies’ total accounts;

(ix)                            any account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

(c)              Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue  sight commercial and standby letters of credit for the account of Borrowers to finance Borrowers’ and Subsidiaries’ general corporate needs (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Ten Million Dollars ($10,000,000.00).  The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion.  Each commercial Letter of Credit shall be issued for a term not to exceed one hundred fifty (150) days, as designated by Borrowers, and each standby Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrowers; provided however, that no Letter of Credit shall have an expiration date beyond the maturity date of the Line of Credit.  The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder.  Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof.  Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrowers in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrowers shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrowers, at the rate of interest applicable to advances under the Line of Credit.

(d)             Borrowing and Repayment.  Borrowers may from time to time during the term of the Line of Credit borrow, partially or wholly repay their outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit

Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount of the Line of Credit or such other limitation as may be set forth above.

SECTION 1.2.                               TERM LOAN.

(a)              Term Loan.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a loan to Borrowers in the principal amount of Five Million Dollars ($5,000,000.00) or such lesser amount as may be required to comply with the limitation set forth below (“Term Loan”).  The proceeds of the Term Loan shall be used to refinance Borrowers’ existing non-real estate term debt with Comerica Bank.  Borrowers’ obligation to repay the Term Loan shall be evidenced by a promissory note executed by Borrowers, dated as of February 20, 2004 (“Term Note”), all terms of which are incorporated herein by this reference.  The Term Loan shall be funded concurrently with the initial advance under the Line of Credit.

(b)             Repayment.  Principal and interest on the Term Loan shall be repaid in accordance with the provisions of the Term Note.

(c)              Prepayment.  Borrowers may prepay principal on the Term Loan solely in accordance with the provisions of the Term Note.

(d)             Limitation on Borrowing.  The principal amount of the Term Loan shall not exceed eighty percent (80%) of the orderly liquidation value of the equipment of Borrowers in existence as of the date of this Agreement, as determined by Bank on the basis of such appraisal as Bank may require.

SECTION 1.3.                               INTEREST/FEES.

(a)              Interest.                                The outstanding principal balances of the Line of Credit and the Term Loan shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith. The amount of each drawing paid under any Letter of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrowers in accordance with Section1.1(c) above.

(b)             Computation and Payment.  Interest shall be computed on the basis of a 360-day year, actual days elapsed.  Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c)              Unused Commitment Fee.  Borrowers shall pay to Bank a fee equal to one quarter percent (0.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the last day of each quarter.

(d)             Commercial Letter of Credit Fees.  Borrowers shall pay to Bank fees upon the issuance of each commercial Letter of Credit, upon the payment or negotiation of each drawing under any commercial Letter of Credit and upon the occurrence of any other activity with respect to any commercial Letter of Credit (including without limitation, the transfer, amendment or cancellation of any commercial Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

(e)              Standby Letter of Credit Fees. Borrowers shall pay to Bank the following fees (i) fees for the issuance of each Standby Letter of Credit equal to a percentage per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, which issuance fees shall be payable in arrears on a quarterly basis on the last day of each quarter, and (ii) fees upon the payment or negotiation of each draft under any Standby Letter of Credit and fees upon the occurrence of any other activity with respect to any Standby Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Standby Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.  The aforesaid percentage for calculating the issuance fee for a standby Letter of Credit shall be equal to the LIBOR margin applicable to advances under the Line of Credit at the time such Standby Letter of Credit is issued.

SECTION 1.4.                               COLLECTION OF PAYMENTS.  Borrowers authorize Bank to collect all principal, interest and fees due under each credit subject hereto by charging the deposit account number 4100059377 maintained by Summa with Bank, or any other deposit account maintained by Summa or any other Borrower with Bank, for the full amount thereof.  Should there be insufficient funds in any such deposit account that is so debited by Bank to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrowers.

SECTION 1.5.                               COLLATERAL.

As security for all indebtedness of Borrowers to Bank, each Borrower shall grant to Bank security interests in its personal property, now owned or hereafter acquired, including without limitation each Borrower’s accounts receivable, rights to payment, general intangibles, deposit accounts, documents, instruments, chattel paper, inventory and equipment; provided, however, that such collateral shall not include the Preferred Stock Sinking Fund Account (as defined below).

The foregoing security interests shall be of first priority, subject to such purchase money security interests in favor of other creditors in specific items of equipment (i) as may be in existence as of the date of this Agreement and disclosed by Borrowers to Bank in writing prior to the date hereof, or (ii) as may arise hereafter and be permitted under Section 5.7 below.

As used herein, “Preferred Stock Sinking Fund Account” means that certain investment account to be opened by Summa, which will be funded by not more than $7,868,000.00, to be used by Summa for the redemption of its preferred stock.

All of the foregoing security interests shall be evidenced by and subject to the terms of such security agreements, financing statements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank.  Borrowers shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals and audits.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrowers to Bank subject to this Agreement.

SECTION 2.1.                               LEGAL STATUS.  Each Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of its incorporation, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on it.

As used herein, “Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power for the election of directors or other persons performing similar functions are owned directly or indirectly by any Borrower and/or by one or more of any Borrower’s Subsidiaries.  As used herein, “Subsidiaries” shall mean each Subsidiary.

As used herein, “Foreign Subsidiary” shall mean any Subsidiary which is organized under the laws of a jurisdiction outside of the United States of America.

Attached hereto as Schedule 2.1 is a complete and accurate list of all Subsidiaries as of the date of this Agreement, showing each Subsidiary’s name, nature, status (active or inactive), jurisdiction of incorporation and ownership.  As set forth therein, as of the date of this Agreement, Summa owns one hundred percent (100%) of the stock of each other Borrower and each Subsidiary other than Plastron Industries, Inc., which is ninety percent (90%) owned by Summa.

Each Subsidiary is a corporation, duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on it.

SECTION 2.2.                               AUTHORIZATION AND VALIDITY.  This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrowers and Subsidiaries or the party which executes the same, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and or by equitable principles relating to enforceability.

SECTION 2.3.                               NO VIOLATION.  The execution, delivery and performance by each Borrower and each Subsidiary of each of the Loan Documents to which any of them is a party do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of any Borrower or any Subsidiary, or result in any breach of or default under any contract, obligation, indenture or other instrument to which any Borrower or any Subsidiary is a party or by which any Borrower or any Subsidiary may be bound.

SECTION 2.4.                               LITIGATION.  There are no pending, or to the best of Borrowers’ knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which are reasonably likely to have a material adverse effect on the financial condition or operation of any Borrower or any Subsidiary other than those disclosed by Borrowers to Bank in writing prior to the date hereof.

SECTION 2.5.                               CORRECTNESS OF FINANCIAL STATEMENT.  The financial statement of Borrowers and Subsidiaries dated November 30, 2003, a true copy of which has been delivered by Borrowers to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrowers and Subsidiaries as of said date, (b) discloses all liabilities of Borrowers and Subsidiaries as of said date that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied, except as noted therein.  Since the date of such financial statement there has been no material adverse change in the financial condition of any Borrower or any Subsidiary, nor has any Borrower or any Subsidiary mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank under this Agreement or in another writing.

SECTION 2.6.                               INCOME TAX RETURNS.  Borrowers have no knowledge of any pending assessments or adjustments of any Borrower’s or any Subsidiary’s income tax payable with respect to any year, except as heretofore disclosed by Borrower to Bank in writing.

SECTION 2.7.                               NO SUBORDINATION.  There is no agreement, indenture, contract or instrument to which any Borrower or any Subsidiary is a party or by which any Borrower or Subsidiary may be bound that requires any of their indebtedness to Bank in connection with this Agreement or any of the other Loan Documents to be subordinated in right to payment to any indebtedness of any Borrower or any Subsidiary to any other person or entity.

SECTION 2.8.                               PERMITS, FRANCHISES.  Each Borrower and each Subsidiary possess, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable each of them to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9.                               ERISA.  Each Borrower and each Subsidiary are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); no Borrower or Subsidiary has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by any Borrower or any Subsidiary (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by any Borrower or any Subsidiary; each Borrower and each Subsidiary have met their minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10.                         OTHER OBLIGATIONS.  No Borrower or Subsidiary is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11.                         ENVIRONMENTAL MATTERS.  Except as disclosed by Borrowers to Bank in writing prior to the date hereof, Borrowers and Subsidiaries are in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of their operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time.  None of the operations of any Borrower or any Subsidiary is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment.  To the best of each Borrower’s knowledge, no Borrower or Subsidiary has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE III

CONDITIONS

SECTION 3.1.                               CONDITIONS OF INITIAL EXTENSION OF CREDIT.  The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a)              Approval of Bank Counsel.  All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b)             Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)                              This Agreement and each promissory note or other instrument or document required hereby.

(ii)                           Corporate borrowing resolution and third party collateral resolution for each Borrower.

(iii)                        Security agreement from each Borrower.

(iv)                       Letter of Credit Agreements as required hereunder.

(v)                          Copies of the formation documents of each Borrower and Subsidiary, as Bank may require.

(vi)                       Such other documents as Bank may require under any other Section of this Agreement, including without limitation such documents as Bank may require to perfect its security interests in accordance with this Agreement.

(c)              Financial Condition.  There shall have been no material adverse change, as determined by Bank, in the financial condition or business of any Borrower or any Subsidiary, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of any Borrower or any Subsidiary.

(d)             Insurance.  Borrowers shall have delivered to Bank evidence of insurance coverage on all property of each Borrower and each Subsidiary, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

(e)              Appraisals.  Bank shall have obtained, at Borrowers’ cost, an appraisal of the equipment supporting the Term Loan, issued by an appraiser acceptable to Bank and in form, substance and reflecting values satisfactory to Bank.

(f)                Projections.  Borrowers shall have delivered to Bank their consolidated projections (for Borrowers and any Subsidiary) for the next fiscal year.

SECTION 3.2.                               CONDITIONS OF EACH EXTENSION OF CREDIT.  The obligation of Bank to make each extension of credit requested by Borrowers hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a)              Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)             Documentation.  Bank shall have received all additional documents which may reasonably be required in connection with such extension of credit.

ARTICLE IV

AFFIRMATIVE COVENANTS

Each Borrower covenants that so long as Bank remains committed to extend credit to Borrowers pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrowers to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrowers subject hereto, unless Bank otherwise consents in writing:

SECTION 4.1.                               PUNCTUAL PAYMENTS.  Each Borrower shall punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2.                               ACCOUNTING RECORDS.  Each Borrower shall, and shall cause each Subsidiary to, maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of each Borrower and each Subsidiary.

SECTION 4.3.                               FINANCIAL STATEMENTS.  Each Borrower shall provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)              not later than 90 days after and as of the end of each fiscal year, an audited consolidated financial statement of Summa (and the other Borrowers and each Subsidiary), prepared by a certified public accountant reasonably acceptable to Bank, to include balance sheet, income statement and statement of cash flows, together with its 10-K report;

(b)             not later than 45 days after and as of the end of each first, second and third fiscal quarter, and not later than 60 days after and as of the end of each fourth fiscal quarter, a consolidated financial statement of Summa (and the other Borrowers and each Subsidiary), prepared by Borrowers, to include balance sheet, income statement, statement of cash flows and if applicable, its 10-Q report;

(c)              not later than August 31 of each year, consolidated projections of Summa (and the other Borrowers and each Subsidiary) for the following fiscal year, to include projected balance sheet and income statement;

(d)             not later than 45 days after and as of the end of each first, second and third fiscal quarter, and not later than 60 days after and as of the end of each fourth fiscal quarter, an inventory collateral report, an aged listing of accounts receivable and accounts payable, and a reconciliation of accounts, with the foregoing prepared on a consolidated basis for Borrowers;

(e)              not later than 20 days after and as of the end of each month when Borrowers are required to maintain the Borrowing Base, a borrowing base certificate, an inventory collateral report, an aged listing of accounts receivable and accounts payable, and a reconciliation of accounts, with the foregoing prepared on a consolidated basis for Borrowers;

(f)                from time to time such other information as Bank may reasonably request, including without limitation a list of the names and addresses of all account debtors of each Borrower.

SECTION 4.4.                               COMPLIANCE.  Each Borrower shall, and shall cause each Subsidiary to, preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of each of their businesses; and comply with the provisions of all documents pursuant to which each of them  is organized and/or which govern the continued existence of each of them and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to any of them and/or any of their businesses.

SECTION 4.5.                               INSURANCE.  Each Borrower shall, and shall cause each Subsidiary to, maintain and keep in force insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

SECTION 4.6.                               FACILITIES.  Each Borrower shall, and shall cause each Subsidiary to, keep all properties useful or necessary to each of their businesses in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be reasonably preserved and maintained.

SECTION 4.7.                               TAXES AND OTHER LIABILITIES.  Each Borrower shall, and shall cause each Subsidiary to, pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as any of them may in good faith contest or as to which a bona fide dispute may arise, and (b) for which they have made provision, to Bank’s reasonable satisfaction, for eventual payment thereof in the event any Borrower or any Subsidiary is obligated to make such payment.

SECTION 4.8.                               LITIGATION.  Each Borrower shall, and shall cause each Subsidiary to, promptly give notice in writing to Bank of any litigation pending or threatened against any Borrower or any Subsidiary with a specified claim in excess of $500,000.00.

SECTION 4.9.                               FINANCIAL CONDITION.  Each Borrower shall maintain its financial condition on a consolidated basis with the other Borrowers and each Subsidiary as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)              Adjusted Current Ratio not less than 0.90 to 1.0 at any time from and including February 29, 2004 up to but not including August 31, 2007, and not less than 1.00 to 1.0 at any time on or after August 31, 2007, with “Adjusted Current Ratio” defined as total current assets minus cash and marketable securities deposited in the Preferred Stock Sinking Fund (as defined in Section 1.5 above) divided by total current liabilities.  For the purpose of the foregoing, outstanding advances under the Line of Credit (but not the undrawn amount of outstanding Letters of Credit) shall be included as current liabilities (whether or not such advances would be classified as a current liability per GAAP).

(b)             Tangible Net Worth not less than the Minimum Amount at any time on or after February 29, 2004, with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity (plus Preferred Stock of Summa if it is not included in calculating such equity under GAAP) plus subordinated debt less any intangible assets, and with the “Minimum Amount” defined as follows:  from and including February 29, 2004, up to but not including the August 31, fiscal year end, the Minimum Amount is $23,500,000.00.  Commencing with the August 31, 2004 fiscal year end, the Minimum amount shall be adjusted upward on a cumulative basis as follows:  commencing as of the August 31, 2004 fiscal year end and continuing on each fiscal year end thereafter, the Minimum Amount shall be increased by fifty percent (50%) of Borrowers’ and Subsidiaries’ consolidated net profit after taxes for the fiscal year ending on such date (with no reduction in the event of a loss for any such fiscal year), minus the amount of Preferred Stock redemptions during such fiscal year (with no reduction if the amount of such Preferred Stock redemptions for such fiscal year exceeds fifty percent (50%) of Borrower’s and Subsidiaries consolidated net profit after taxes for such fiscal year).

(c)              Total Liabilities divided by Adjusted Tangible Net Worth not greater than 2.00 to 1.0 at any time from and including February 29, 2004, up to and including August 30, 2004, not greater than 2.25 to 1.0 at any time from and including August 31, 2004 up to and including August 30, 2006, not greater than 2.50 to 1.00 at any time from and including August 31, 2006 up to and including August 30, 2007, not greater than 2.25 to 1.0 at any time from and including August 31, 2007 up to and including August 30, 2008, and not greater than 2.00 to 1.0 at any time on or after August 31, 2008, with “Total Liabilities” defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with “Adjusted Tangible Net Worth” defined as the aggregate of total stockholders’ equity (plus Preferred Stock of Summa if it is not included in calculating such equity under GAAP) plus subordinated debt, less any intangible assets.

(d)             Net income after taxes not less than $1.00 on a quarterly basis as of each fiscal quarter end, commencing with the February 29, 2004 fiscal quarter end.

(e)              EBITDA Coverage Ratio determined on a rolling four fiscal quarter basis as of the each fiscal quarter end, not less than 1.50 to 1.00 from and including the four fiscal quarter period ending February 29, 2004 up to but not including the four fiscal quarter period ending August 31, 2005, and not less than 2.00 to 1.00 at any fiscal quarter end on or after August 31, 2005, with “EBITDA” defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense, and with “EBITDA

Coverage Ratio” defined as EBITDA divided by the aggregate of total interest expense plus the current maturity of long-term debt for such four fiscal quarter period.

SECTION 4.10.                         NOTICE TO BANK. Each Borrower shall promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of:  (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of any Borrower or any Subsidiary; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) any termination or cancellation of any insurance policy which any Borrower or any Subsidiary is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting any Borrower’s or any Subsidiary’s property in excess of an aggregate of $500,000.00; or (e) the commencement of a borrowing relationship between a Foreign Subsidiary and a lender (other than Bank) which is permitted under Section 5.2(e) below.

ARTICLE V

NEGATIVE COVENANTS

Each Borrower further covenants that so long as Bank remains committed to extend credit to Borrowers pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrowers to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrowers subject hereto, without Bank’s prior written consent:

SECTION 5.1.                               USE OF FUNDS.  Each Borrower will not use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2.                               OTHER INDEBTEDNESS.  Each Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrowers and Subsidiaries to Bank, (b) any other liabilities of Borrowers and Subsidiaries existing as of, and disclosed to Bank in writing prior to, the date hereof, (c) purchase money indebtedness incurred hereafter by a Borrower or a Subsidiary in connection with the acquisition by such company in the ordinary course of business of equipment and real property, (d) borrowings hereafter by a Borrower or a Subsidiary from another Borrower or Subsidiary in the ordinary course of business, and (e) borrowings hereafter by a Foreign Subsidiary in the ordinary course of business from a lender (other than Bank) in the jurisdiction where such Foreign Subsidiary is organized.   The parties acknowledge that this Section 5.2(c) does not apply to trade debt and accounts payable incurred in the ordinary course of business.  Notwithstanding anything to the contrary in this Section 5.2, all obligations of Borrowers and Subsidiaries to Comerica Bank shall be repaid in full and terminated concurrently with the initial extension of credit hereunder, except for such existing real-estate secured term loans from Comerica Bank as are heretofore approved by Bank.

SECTION 5.3.                               MERGER, CONSOLIDATION, TRANSFER OF ASSETS.  Each Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other entity, except for (a) the merger of any Borrower into Summa (with Summa as the survivor), (b)

the merger of any Borrower other than Summa into any other Borrower which is a wholly-owned Subsidiary of Summa (with such other Borrower as the survivor), (c) the merger of any Subsidiary of any Borrower into such Borrower (with such Borrower as the survivor), and (d) the merger of any corporation into any Borrower or any wholly-owned Subsidiary of any Borrower (with such Borrower or wholly-owned Subsidiary as the survivor) as part of a Permitted Acquisition (as defined below); make any substantial change in the nature of any Borrower’s or any Subsidiary’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity, except for mergers which are permitted hereunder and Permitted Acquisitions; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of any Borrower’s or any Subsidiary’s assets except in the ordinary course of business.

As used herein, “Permitted Acquisitions” means any acquisition by any Borrower or any wholly-owned Subsidiary of any Borrower of (a) all or substantially all of the operating assets of any person or entity, or (b) all or substantially all of the stock of any corporation (so that such corporation becomes a wholly-owned Subsidiary); provided, however, that all of the following conditions are satisfied:

(i)                 The assets, entity or line of business which is acquired is in a substantially similar line of business as that of Borrowers and Subsidiaries as their businesses are conducted on the date of this Agreement.

(ii)              The acquisition is consummated in compliance with applicable law.

(iii)           There is no Event of Default, nor any act, condition or event which with the giving of notice or the passage of time or both would constitute an Event of Default, and no such Event of Default or potential Event of Default would result after giving effect to the acquisition.

(iv)          Borrowers give Bank at least thirty (30) days prior notice of the acquisition;

(v)             Borrowers furnish Bank with copies of such documents and with such information pertaining to the acquisition as Bank may require, including without limitation copies of any acquisition agreement and formation documents of any acquired company.

(vi)          The aggregate consideration (valuing any non-cash consideration at its fair market value, and including without limitation the amount of all liabilities assumed or acquired) does not exceed Ten Million Dollars ($10,000,000.00) for all such acquisitions in the aggregate during any fiscal year.

(vii)       In the case of the acquisition of a U.S. corporation, such corporation shall become one of the Borrowers under this Agreement and such corporation and the other Borrowers shall execute and/or deliver to Bank such documents as Bank may reasonably require to evidence such relationship.  In connection therewith, such corporation shall grant Bank a security interest in its personal property assets on the same terms as specified herein for Borrowers.

SECTION 5.4.                               GUARANTIES.  Each Borrower will not, and will not permit any Subsidiary to, guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets as security for, any liabilities or obligations of any other person or entity, except (a) any of the foregoing in favor of Bank, and (b) any of the foregoing existing as of, and disclosed by Borrowers to Bank in writing, prior to the date hereof.  Notwithstanding anything to the contrary in this Section 5.4, any of the foregoing guaranties, third party pledges and third party security interests in favor of Comerica Bank shall be terminated concurrently with the initial extension of credit hereunder.

SECTION 5.5.                               LOANS, ADVANCES, INVESTMENTS.  Each Borrower will not, and will not permit any Subsidiary to, make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Bank in writing prior to, the date hereof, (b)  loans made hereafter by a Borrower or a Subsidiary to another Borrower or Subsidiary in the ordinary course of business, and (c) Permitted Acquisitions.

SECTION 5.6.                               DIVIDENDS, DISTRIBUTIONS.  Each Borrower will not, and will not permit any Subsidiary to, declare or pay any dividend or distribution either in cash, stock or any other property on any Borrower’s or any Subsidiary’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of any Borrower’s or any Subsidiary’s stock now or hereafter outstanding; provided however, that (1) any Subsidiary of Summa may pay cash dividends to Summa, (2) Summa may pay lawful cash dividends to its shareholders on its common stock and make lawful repurchases its common stock so long as all such payments and repurchases during any fiscal year to not exceed, in the aggregate, the lesser of Two Million Dollars ($2,000,000.00) or the consolidated net profit after taxes of Summa for such fiscal year (determined in accordance with GAAP), and (3) Summa may make lawful redemptions of its preferred stock; provided, however, that no payment or redemption under the preceding subdivisions (2) or (3) of this paragraph shall be made if there exists any Event of Default, or any act, condition or event which with the giving of notice or the passage of time or both would constitute such an Event of Default, or if any such Event of Default would result after giving effect to such transaction

SECTION 5.7.                               PLEDGE OF ASSETS.  Each Borrower will not, and will not permit any Subsidiary to, mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of any Borrower’s or any Subsidiary’s assets now owned or hereafter acquired, except (a) any of the foregoing in favor of Bank, (b) any of the foregoing which is existing as of, and disclosed to Bank in writing prior to, the date hereof, (c) purchase money security interests hereafter granted by a Borrower or a Subsidiary to a creditor to secure purchase money indebtedness permitted under Section 5.2(c) above, and (d) security interests hereafter granted by a Foreign Subsidiary in its assets to a lender (other than Bank) to secure borrowings by such Foreign Subsidiary from such lender which are permitted under Section 5.2(e) above.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1.                               The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)              Any Borrower shall fail to pay within five (5) days of the date when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b)             Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by any Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)              Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence; provided, however, that in the case of a default which by its nature can be cured under the following covenants of this Agreement, such default shall continue for a period of twenty (20) days from Borrowers receipt of written notice thereof from Bank:  Section 4.2 as it relates to the maintenance of adequate books and records in accordance with GAAP; Section 4.3 as it relates to Bank’s satisfaction with the form and detail of the reporting thereunder; section 4.4; Section 4.5; Section 4.6; and Section 4.7 as it relates to making provision to Bank’s reasonable satisfaction for payment of the amount referenced therein.

(d)             Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which any Borrower or any Subsidiary has incurred any debt or other liability to any person or entity, including Bank; provided, however, that any cure period applicable thereto has expired and in the case of a default or defined event of default under the terms of indebtedness to a person or entity other than Bank such indebtedness is in excess of $500,000.00, individually or in the aggregate for all such defaults by all of such companies combined.

(e)              The filing of a notice of judgment lien against any Borrower or any Subsidiary; or the recording of any abstract of judgment against any Borrower or any Subsidiary in any county in which such Borrower or such Subsidiary has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of any Borrower or any Subsidiary; or the entry of a judgment against any Borrower or any Subsidiary provided, however, that such judgments, liens, levies, writs, executions and other process involve debts of or claims against any or all of such companies in excess of $500,000.00, individually or in the aggregate for all such items against all of said companies combined,  and within thirty (30) days after the creation thereof, or at least five (5) days prior to the date on which any assets could be lawfully sold in satisfaction thereof, such debt or claim is not satisfied or stayed pending appeal and insured against in a manner satisfactory to Bank.

(f)                Any Borrower or any Subsidiary shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; any Borrower or any Subsidiary shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against any Borrower or any Subsidiary and such involuntary petition or proceeding is unopposed by such Borrower or Subsidiary or is not dismissed within sixty (60) days of its commencement, or any Borrower or any Subsidiary shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or any Borrower or any Subsidiary shall be adjudicated a bankrupt, or an order for relief shall be entered against any Borrower or any Subsidiary by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g)             There shall exist or occur any event or condition which Bank in good faith believes impairs the prospect of payment or performance by any Borrower or any Subsidiary of its obligations under any of the Loan Documents.

(h)             The dissolution or liquidation of any Borrower or any Subsidiary; or any Borrower or any Subsidiary, or any of their directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of any such Borrower or Subsidiary.

(i)                 Summa at any time ceases to own one hundred percent (100%) of each Subsidiary other than Plastron Industries, Inc.; or Summa at any time ceases to own at least ninety percent (90%) of Plastron Industries, Inc.

SECTION 6.2.                               REMEDIES.  Upon the occurrence of any Event of Default:  (a) all indebtedness of Borrowers under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1.                             NO WAIVER.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.                               NOTICES.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWERS:	Summa Industries
21250 Hawthorne Blvd., Suite 500
Torrance, California 90503

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
South Bay Regional Commercial Banking Office
111 West Ocean Blvd.
3rd Floor
Long Beach, California 90802

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows:  (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3.                               COSTS, EXPENSES AND ATTORNEYS’ FEES.  Subject to the last sentence regarding the right of the prevailing party in an action hereunder to recover its fees and costs from the non-prevailing party, Borrowers shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.  Notwithstanding the foregoing or any similar provision in any other Loan Document, the prevailing party in any action to enforce this Agreement or any of the other Loan Documents shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with such action from the non-prevailing party.

SECTION 7.4.                               SUCCESSORS, ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrowers may not assign or transfer any interest hereunder without Bank’s prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents.  In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, any Borrower or its business, any Subsidiary or the business of such Subsidiary, or any collateral required hereunder.

SECTION 7.5.                               ENTIRE AGREEMENT; AMENDMENT.  This Agreement and the other Loan Documents constitute the entire agreement between Borrowers and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.  This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.                               NO THIRD PARTY BENEFICIARIES.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.                               TIME.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.                               SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.                               COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10.                         GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 7.11.  JOINT AND SEVERAL LIABILITY.

(a)              Borrowers have determined and represent to Bank that it is in the best interests of Borrowers and Subsidiaries and in pursuance of their legitimate business purposes to induce Bank to extend credit pursuant to this Agreement.  Borrowers acknowledge and represent that the businesses conducted by each Borrower and each Subsidiary are related, the availability of the commitments provided for herein benefits Borrowers and Subsidiaries, and advances and other credit extensions made hereunder will inure to the benefit of Borrowers and Subsidiaries, individually and as a group.

(b)             Borrowers have determined and represent to Bank that each of Borrowers and of Subsidiaries has, and after giving effect to the transactions contemplated by this Agreement will have, assets having a fair saleable value in excess of its debts, after giving effect to any rights of contribution or subrogation which may be available to each such company, and each of Borrowers and of Subsidiaries has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts as such debts mature.

(c)              Each Borrower agrees that it is jointly and severally liable to Bank for, and each Borrower agrees to pay to Bank when due the full amount of, all indebtedness now existing or hereafter arising to Bank under or in connection with the Line of Credit and all modifications, extensions and renewals thereof, including without limitation all advances requested by or disbursed to any Borrower under the Line of Credit, all interest which accrues thereon, all payments due to Bank in connection with any Letter of Credit issued by Bank or any affiliate of Bank at the request of or for the account of any Borrower under the Line of Credit, including but not limited to the obligation of any Borrower to reimburse Bank for the amount of any draft paid under any such Letter of Credit and all interest which accrues thereon, and all fees, costs and expenses chargeable to Borrowers or any of them in connection with the Line of Credit.

(d)             The liability of each Borrower for the Line of Credit shall be reinstated and revived and the rights of Bank shall continue if and to the extent that for any reason any amount at any time paid on account of the Line of Credit is rescinded or must otherwise be restored by Bank, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid.

(e)              Each Borrower authorizes Bank, without notice to or demand on such Borrower, and without affecting such Borrower’s liability for the Line of Credit, from time to time to:  (i) alter, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of, the liabilities and obligations of any other Borrower or any other person or entity to Bank on account of the Line of Credit; (ii) take and hold security from any other Borrower or any other person or entity for the payment of the Line of Credit, and exchange, enforce, waive, subordinate or release any such security; (iii) apply such security and direct the order or manner of sale thereof, including without limitation, a non-judicial sale permitted by the terms of the controlling security agreement or deed of trust, as Bank in its discretion may determine; (iv) release or substitute any one or more of the endorsers or any guarantors of the Line of Credit, or any other party obligated thereon; and (v) apply payments received by Bank from any other Borrower to indebtedness of such other Borrower to Bank other than the Line of Credit.

(f)                Each Borrower represents and warrants to Bank that it has established adequate means of obtaining from each other Borrower and Subsidiaries on a continuing basis financial and other information pertaining to each such company’s financial condition, and each Borrower agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect its risks hereunder.  Each Borrower further agrees that Bank shall have no obligation to disclose to it any information or material about any other Borrower or any Subsidiary which is acquired by Bank in any manner.

(g)             Each Borrower waives any right to require Bank to: (i) proceed against any other Borrower or any other person or entity; (ii) marshal assets or proceed against or exhaust any security held from any other Borrower or any other person or entity; (iii) pursue any other remedy in Bank’s power; (iv) apply payments received by Bank from any other Borrower to the Line of Credit; or (v) make any presentments or demands for performance, or give any notices of nonperformance, protests, notices of protest or notices of dishonor in connection with the Line of Credit.

(h)             Each Borrower waives any defense to its liability for the Line of Credit based upon or arising by reason of: (i) any disability or other defense of any other Borrower or any other person or entity ; (ii) the cessation or limitation from any cause whatsoever, other than payment in full, of the liability of any other Borrower or any other person or entity for the Line of Credit; (iii) any lack of authority of any officer, director, partner, agent or other person acting or purporting to act on behalf of any other Borrower or any other party or any defect in the formation of any other Borrower or any other party; (iv) the application by any other Borrower of the proceeds of the Line of Credit for purposes other than the purposes intended or understood by Bank or any Borrower; (v) any act or omission by Bank which directly or indirectly results in or aids the discharge of any other Borrower or any other party by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Bank against any other Borrower or any other party; (vi) any impairment of the value of any interest in any security for the Line of Credit, including without limitation, the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such security; or (vii) any modification of the obligations or liabilities of any other Borrower or any other party for the Line of Credit, including without limitation the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, the indebtedness of any other Borrower for the Line of Credit, including increase or decrease of the rate of interest thereon.  Until the Line of Credit and all indebtedness of each Borrower to Bank arising under or in connection with this Agreement shall have been paid in full, no Borrower shall have any right of subrogation.  Each Borrower waives all rights and defenses it may have arising out of (A) any election of remedies by Bank, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for the Line Credit, destroys its rights of subrogation or its rights to proceed against any other Borrower or any other person or entity for reimbursement, or (B) any loss of rights it may suffer by reason of any rights, powers or remedies of any other Borrower in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging any Borrower’s indebtedness for the Line of Credit, whether by operation of law or otherwise.  Until the Line of Credit and all indebtedness of each

Borrower to Bank arising under or in connection with this Agreement shall have been paid in full, each Borrower waives any right to enforce any remedy which Bank now has or may hereafter have against any other Borrower or any other person or entity, and waives any benefit of, or any right to participate in, any security now or hereafter held by Bank.

(i)                 If any of the waivers herein is determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the extent permitted by law.

(j)                 It is the position of the Borrowers that each Borrower and each Subsidiary benefit from the Line of Credit that has been made available by Bank under this Agreement and from each extension of credit thereunder, regardless of whether such credit is disbursed to a joint account of Borrowers or to or for the account of any Borrower.

SECTION 7.12.                         ARBITRATION.

(a)              Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the credit facilities and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)             Governing Rules.  Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)              No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)             Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)              Discovery.  In any arbitration proceeding discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)                Class Proceedings and Consolidations.  The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g)             Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)             Real Property Collateral; Judicial Reference.  Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable.  If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638.  A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures.  Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i)                 Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

SECTION 7.13.                         CONFLICTING PROVISIONS.  In the event of an express conflict between any provision of this Agreement and any provision in another Loan Document, the provision in this Agreement shall prevail.  In this regard, the broader or more inclusive  description of collateral in any security agreement that is part of the Loan Documents shall not be considered in conflict with the narrower or less inclusive description of collateral in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Tom Sigurdson

Title:	Vice President

SUMMA INDUSTRIES

By:	/s/ Trygve M. Thoresen

Title:	Vice President

KVP FALCON PLASTIC BELTING, INC.

By:	/s/ Trygve M. Thoresen

Title:	Vice President

PLASTRON INDUSTRIES, INC.

By:	/s/ Trygve M. Thoresen

Title:	Vice President

LEXALITE INTERNATIONAL CORPORATION

By:	/s/ Trygve M. Thoresen

Title:	Vice President

CALNETICS CORPORATION

By:	/s/ Trygve M. Thoresen

Title:	Vice President

KVP HOLDINGS, INC.

By:	/s/ Trygve M. Thoresen

Title:	Vice President

PLASTIC SPECIALTIES, INC.

By:	/s/ Trygve M. Thoresen

Title:	Vice President

FULLERTON HOLDINGS, INC.

By:	/s/ Trygve M. Thoresen

Title:	Vice President

AQUARIUS BRANDS, INC.

By:	/s/ Trygve M. Thoresen

Title:	Vice President

NY-GLASS PLASTICS, INC.

By:	/s/ Trygve M. Thoresen

Title:	Vice President

CENTRAL VALLEY MANUFACTURING, INC.

By:	/s/ Trygve M. Thoresen

Title:	Vice President

Certain Schedules and Exhibits to this Agreement have been omitted from this filing, and the issuer agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.